E:\DGARFIEL\FUNDS\BLKROCK\MISC\RNYNSR.SG1
     This report is signed on behalf of the Registrant in the City of New York and State of New York on the day of August, 1997.

THE BLACKROCK 1998 TERM TRUST INC.


Witness:    /s/ James Kong                        By:
/s/ Henry Gabbay                        James Kong
Henry Gabbay
       Assistant Treasurer
Treasurer